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                                                                   EXHIBIT 10.30

October 11, 2001

Mr. Mark Creswell
13 Riverside
Lower Hampton Road
Sunbury Upon Thames
United Kingdom TW16 5PW

Dear Mark,

On behalf of NEON Systems, Inc. ("NEON" or the "Company"), I would like to offer you a position with the Company. The terms of your employment are summarized herein.

As of October 15, 2001, you will commence employment with NEON as Vice President and General Manager of our EAI/Shadow Product Division, reporting to the President or CEO of NEON. Your initial base salary will be $25,000 monthly ($300,000.00 on an annualized basis), paid according to the Company's standard payroll practices.

You will not be eligible for a standard bonus under NEON's bonus plan. In lieu thereof, NEON has agreed to purchase your interest in the capital stock or other ownership interest of Socato, Ltd. ("Socato"), subject to the negotiation and execution by you and NEON of a mutually agreeable Stock Purchase Agreement containing customary representations, warranties and indemnification provisions. In connection with such sale, subject to the terms and conditions of the Stock Purchase Agreement, you will receive as consideration for your percentage of ownership of Socato (the "Socato Shares") quarterly cash payments equal to $25,000 per quarter (the "Purchase Payments") for a period of 16 quarters payable on the dates set forth on Schedule A attached hereto (the "Payout Period"). In the event that you resign or are terminated for cause from your position with the Company during the Payout Period, such Stock Purchase Payments shall cease and you shall forfeit your rights to the Socato Shares and any additional compensation under the Stock Purchase Agreement. In the event that your employment is terminated by the Company without cause, the Purchase Payments shall continue during the Payout Period. Notwithstanding the foregoing, during the first twelve (12) months of your employment beginning from the date hereof, if 100% of the outstanding capital stock or other ownership interest of Socato or all or substantially all of the assets of Socato are acquired by Datacert, Inc. you shall have the option to repurchase your Socato Shares from NEON at a purchase price of $400,000.00 plus simple interest of six Percent (6%) calculated from the date hereof to the date of repurchase.

You will have the right to participate in the health insurance, life insurance, dental insurance and other employee benefits which are regularly offered by the Company pursuant to applicable plan documents and subject to the same terms, conditions and limitations applicable to similarly situated employees; provided, however, that you shall not be eligible to receive a car allowance. Such benefits may change from time to time. The vacation policy permits three weeks of paid vacation per calendar year of employment (January 1 to December 31). Unused vacation days are neither carried over or subject to compensation.

Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted 200,000 options to purchase shares of the Company's common stock pursuant to the terms and conditions of the NEON Systems, Inc. Employee Stock Option Plan. These shares will vest over a 4 year period of continuous employment with NEON on the following basis: 50,000 shares shall vest on the first anniversary of your date of employment, with 12,500 shares vesting each quarter thereafter for 12 additional quarters of continuous employment.

In connection with your employment with NEON in a managerial capacity, you have agreed to relocate to Sugar Land, Texas and will work out of the corporate headquarters of NEON at 14100 Southwest Freeway, Suite 500,

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Sugar Land, Texas 77478. In connection with such relocation, NEON will provide a reference for employment and reasonable guarantees to a reputable mortgage company or other financial institution for the purpose of assisting you in obtaining up to a $400,000 mortgage loan for the purpose of purchasing a permanent residence in Sugar Land, Texas. To the extent you are unable to qualify to receive such a mortgage loan amount, you shall hold NEON US and the Company harmless for any damages that may result from such denial.

In connection with your employment with the Company and your relocation to Sugar Land, Texas, NEON will also reimburse your reasonable moving expenses, upon submission of an expense report on the Company's standard form accompanied by valid receipts. Such reimbursable moving/relocation expenses shall be subject to pre-approval by NEON US and shall not include such matters as fees, or closing costs associated with the purchase of your new residence. In this regard, you should obtain two quotes from reputable moving and transfer companies and submit both to Neon for review and approval.

In connection with your employment with NEON, you represent to NEON that: (i) you understand and agree that you have an obligation to refrain from using or disclosing the confidential information or trade secrets of your prior employers, (ii) it is not the intention of the Company to obtain from you any such confidential information or trade secrets; (iii) to the best of your knowledge, the position NEON is offering you should not require or make likely the use or disclosure of such confidential information or trade secrets; and
(iv) you agree that during the term of your employment with NEON, if you feel that any assignment you are given requires or makes likely your use or disclosure of your prior employer's confidential information or trade secrets, that you will promptly bring this to the attention of the President of NEON.

Your employment is at-will; that is, either the Company or you may terminate the employment relationship at any time, for any reason, with or without notice. Nothing in this letter is to be construed as modifying the at-will nature of your employment relationship. You further understand and agree that no manager or representative of the Company has any authority to enter into any agreement contrary to the foregoing, except that the President of the Company may make such an Agreement in writing.

As a condition of your employment with the Company, you will be required to sign a standard Nondisclosure Agreement (a copy of which is included for your review) on your start date.

Please indicate your acceptance of this offer by signing below.

NEON has ambitious plans to become an extraordinary provider of quality software in the industry. Your contribution will be a key element toward that goal. We look forward to you joining our team.

Sincerely,

Wayne E. Webb
President and General Counsel
NEON Systems, Inc.

Agreed and Accepted By:

Mark Creswell